Exhibit 10.3

BARNES & NOBLE EDUCATION, INC.

120 Mountainview Boulevard

Basking Ridge, New Jersey 07920

April 15, 2024

Mr. Michael P. Huseby

Barnes & Noble Education, Inc.

990 Stewart Avenue, Suite 520

Garden City, NY 11530

Dear Mr. Huseby:

This letter agreement reflects the agreement between you and Barnes & Noble Education, Inc. (the “Company”) regarding certain employment matters.

This letter agreement is being entered into concurrently with the Standby, Securities Purchase and Debt Conversion Agreement by and among the Company, Toro 18 Holdings LLC (“Investor”), Vital Fundco, LLC, TopLids LendCo, LLC, Outerbridge Capital Management, LLC, and Selz Family 2011 Trust (the “Purchase Agreement”), and is a material inducement to Investor to consummate the transactions contemplated by the Purchase Agreement. Reference is made to the employment agreement between you and the Company dated July 19, 2017, as amended from time to time (the “Employment Agreement”).

1. Retention Bonuses. Except for the following bonuses to which you remain eligible to earn in accordance with the Performance Incentive Agreement, dated September 14, 2023 by and between the Company and you (the “Incentive Agreement”): (i) $220,000 upon completion of a transaction approved by the Alternative Transactions Committee (“ATC”) of the Company’s Board of Directors (the “Board”) and (ii) $220,000 if awarded by the Board in its discretion upon a recommendation from the ATC, you are not entitled to any other bonus payments from the Company and no other bonus payments (retention, performance or otherwise) are owed, committed or promised to you.

2. Amendment to Employment Agreement. Subject to and effective immediately prior to the Closing (as defined in the Purchase Agreement), the first sentence of Section 3.9(a) of the Employment Agreement is replaced and superseded with the following: “In the event that, during the Initial Term or any Renewal Term, (1) your employment is terminated by the Company without Cause, (2) you voluntarily terminate your employment for Good Reason or (3) the Company elects not to renew the term of this Agreement and you thereafter resign your employment effective upon the expiration of the then current Initial Term or Renewal Term, as applicable, then, in addition to the Accrued Obligations (as described in Section 3.9(b)), the Company shall pay you an amount equal to $750,000.00, less all applicable withholding and other applicable taxes and deductions (“Severance Amount”); provided that (x) you execute and deliver to the Company, and do not revoke, a release of all claims against the Company substantially in the form attached hereto as Exhibit A (“Release”) and (y) you have not materially breached as of the date of such termination any provisions of this Agreement and do not materially breach such provisions at any time during the Relevant Period (as defined below). In addition, you agree to provide transition services to the Company of up to twenty (20) hours per month, which services would include being available by video conference or at the Company’s offices, as reasonably requested, for management meetings, customer meetings and similar transition meetings for a period of six months following the date on which such termination occurs (the “Transition Services”). As compensation for such Transition Services, the Company agrees to pay you an amount equal to $750,000.00 (the “Advisory Compensation”) at the end of the six-month period. During such period, you will not be eligible to participate in the Company’s employee benefits plans, incentive plans and other compensatory arrangements. The parties agree that the Advisory Compensation will be payable regardless of whether or not the Company requests that you render any Transition Services during the six months following the date of your termination.”

3. Waiver of Change of Control. You and the Company agree that the consummation of the transactions contemplated in the Purchase Agreement shall not constitute a “Change of Control” as such term is defined in your Employment Agreement.

4. Board Composition: In connection with the consummation of the transactions contemplated by the Purchase Agreement, you agree to resign from the Board effective as of the Closing.

You further acknowledge and agree that neither the transactions contemplated by the Purchase Agreement nor this letter agreement shall constitute grounds for you to resign for “Good Reason” and receive severance pursuant to the Employment Agreement.

This letter agreement constitutes the entire agreement between you and the Company with respect to the terms of the Incentive Agreement and the Employment Agreement, and supersedes all prior agreements, understandings, and arrangements, oral or written, between you and the Company with respect to the Incentive Agreement and the Employment Agreement. The terms of this letter agreement or your Employment Agreement may not be amended, modified or waived, except with the prior approval of the Board, Investor, and by an instrument in writing signed by you and an authorized officer of the Company and the Investor. No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time. This letter agreement may be executed and sent via electronic transmission and in one or more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument. If the transactions contemplated by the Purchase Agreement are not consummated and the Purchase Agreement is terminated in accordance with its terms, then this letter agreement will be null and void.

[Signature Page Follows]

Thank you for your service to the Company in these challenging times. Please indicate your acceptance of the terms of this letter by signing below and returning a copy to me.

Very truly yours,

/s/ Mario R. Dell’Aera, Jr.
Mario R. Dell’Aera, Jr.
Chairman of the Board

AGREED AND ACCEPTED:

/s/ Michael P. Huseby
Michael P. Huseby

Date: April 15, 2024